Exhibit 10.2

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 16 C.F.R. §§ 200.80(b)(4) and 17 C.F.R. § 24b-2

DEVELOPMENT LICENSE AGREEMENT

This DEVELOPMENT LICENSE AGREEMENT (this “Agreement”) is entered into by and between GEVO, INC., a Delaware corporation, with offices at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112 (“Licensor”) and the entity listed below as “Licensee” as of November 6, 2015 (the “Effective Date”).

LICENSEE INFORMATION

Name:	Praj Industries Ltd.

Address:	Praj Tower 274 & 275/2, Bhumkar Chowk-Hinjewadi Road,

City, State, Zip Code:	Hinjewadi, Pune 411057 India

Country:	India

State/Country of Incorporation:	India

Contact Person:	Aniruddha Phadke

Phone:	+9120 71802000

Email:	aniruddhaphadke@praj.net

BACKGROUND

A. Licensor owns or otherwise has rights in certain patents, patent applications, and know-how relating to the production, recovery and use of Biobutanol as further described in Exhibit B;

B. Licensor has previously entered into that certain Patent Cross-License Agreement, dated as of August 22, 2015, by and between Licensor and Butamax Advanced Biofuels LLC (“Butamax”) (the “Cross-License Agreement”), pursuant to which, Licensor received certain sublicensing rights, on a non-exclusive basis, in and to certain patents and patent applications relating to the production, recovery and use of Biobutanol that are owned or licensed (and sublicensable) by Butamax (collectively, the “Licensed Butamax Patents”) and Licensor granted certain licenses to Butamax under Licensor’s patents and patent applications; and

C. Licensee desires to receive from Licensor, and Licensor is willing to grant to Licensee, a license to Licensor’s patents, patent applications, and know-how on a non-exclusive basis within the Facility, and a non-exclusive sublicense under Licensor’s rights in and to the Licensed Butamax Patents within the Facility, in each instance, for purposes of process development and manufacturing Biobutanol from the Feedstock at Licensee’s Facility, under the terms and conditions of this Agreement. This Agreement specifically excludes the use of corn as a Feedstock.

AGREEMENT

In consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the terms defined in Exhibit A (attached hereto and incorporated herein by reference) or in another exhibit attached hereto, shall have the respective meanings set forth therein.

2. LICENSE.

2.1 License Grant. The relevant terms of the Cross-License Agreement have been incorporated into this Agreement as required to enable Licensee to comply with such agreement. Subject to the terms and conditions of the Cross-License Agreement and this Agreement, Licensor hereby grants to Licensee: (i) a non-exclusive, personal, non-transferable, limited license (1) under Licensor’s rights in and to the Licensed Gevo Patents solely to make the Licensed Products at the Facility, using only Gevo Biocatalysts and Gevo Separation Technology, and to fulfill Licensees obligations under the Joint Development Agreement between the Parties using only Gevo Biocatalysts and Gevo Separation Technology , and (2) to use the Licensed Know-How solely to make the Licensed Products at the Facility and to fulfill Licensees obligations under the Joint Development Agreement between the Parties, using only Gevo Biocatalysts and Gevo Separation Technology, and (ii) a non-exclusive, personal, non-transferable, limited sublicense under Licensor’s rights in and to the Licensed Butamax Patents solely to make the Licensed Products at the Facility, using only Gevo Biocatalysts and Gevo Separation Technology, and to fulfill Licensees obligations under the Joint Development Agreement between the Parties using only Gevo Biocatalysts and Gevo Separation Technology.

2.2 No Sublicense or Have Made Rights. Licensee may not sublicense any of the rights granted under Section 2.1 to any third party without the prior written consent of Licensor, which consent may be withheld by Licensor in its sole and absolute discretion. In no event may Licensee sublicense any of the rights sublicensed under Section 2.1 to any third party. The license and sublicense rights granted under Section 2.1 do not include the right to use third parties to manufacture the Licensed Products on behalf of Licensee. Licensee receives no right to have made Biobutanol under any license or sublicense granted in the Agreement.

2.3 Solids Separation Technology. This Agreement specifically excludes the use of corn as a Feedstock. Licensee shall not be permitted to use Solids Separation Technology in connection with Licensee’s exercise of the rights granted in Section 2.1 at the Facility. Licensee shall supply Licensor with satisfactory evidence, in the sole and absolute discretion of Licensor and its licensors (including Butamax), to establish that the Facility does not, and would not be expected to, utilize or otherwise implement Solids Separation Technology, and Licensee acknowledges and agrees that Licensor and its licensors (including Butamax) shall be entitled to exercise the audit rights under Section 15.6; provided, that the right to exercise such audits pursuant to this Section 2.3 shall not be subject to, or count against, any limitation on the frequency of audits set forth therein (if any).

2.4 Section Not Used.

2.5 No Unlicensed Activities.

(a) Section Reserved.

(b) No Implied Licenses. Except as expressly provided in this Section 2, nothing contained in this Agreement is intended to confer by implication, estoppel, or otherwise, upon Licensee or any other party, a license or rights in any Intellectual Property Rights of Licensor or its licensors, including, without limitation, any license or rights in or to any Intellectual Property Rights of Butamax.

3. Licensed Product.

3.1 Licensed Product. The Parties agree that the licenses under Article 2.1 are granted for the purpose of carrying out the development objectives as mentioned in the Joint Development Agreement executed between the Parties on November 6, 2015 and the Licensee shall not be selling the Licensed Product. Licensee agrees to produce no more than [ *** ] per year of Licensed Product. Licensee agrees to destroy all Licensed Product produced within [ *** ] of production. In no event shall Licensee sell, transfer or otherwise utilize the Licensed Product.

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3.2 Section Not Used.

4. REPORTS.

4.1 Section Not Used.

4.2 Section Not Used.

4.3 Section Not Used.

4.4 Section Not Used.

4.5 Section Not Used.

4.6 Section Not Used.

4.7 Records. Licensee will keep and maintain accurate and detailed books and records adequate for Licensor to ascertain the number of gallons of Licensed Product produced and destroyed hereunder for a period of five (5) years from the end of each quarter. Licensor will have the right to audit Licensee’s books and records as provided in Section 15.5. If the audit reveals that Licensee has underrepresented the number of gallons produced or destroyed by [ *** ] or more in any quarter, Licensee will reimburse Licensor for all costs and expenses incurred by Licensor in connection with such audit.

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* Confidential Treatment Requested

4.8 Section Not Used.

4.9 Section Not Used.

4.10 Reports.

(a) Within fifteen (15) days after the end of each calendar quarter, Licensee shall provide a report to Licensor stating the number of gallons of Biobutanol produced and the number of gallons of Biobutanol destroyed during such calendar quarter.

(b) Within fifteen (15) days after the end of each calendar quarter, Licensee shall provide a report to Licensor regarding the Facility, including specifying whether any Solids Separation Technology has been implemented or is planned to be implemented for the Facility, the expected timing of implementation, the planned or actual rated Biobutanol capacity of the Facility, and any planned or actual additional rated Biobutanol capacity of the Facility. Within five (5) days after the beginning of production of any volume of Biobutanol by any such plant, Licensee shall provide to Licensor written notice of such production.

5. SECTION NOT USED.

6. IMPROVEMENTS.

6.1 To the extent Licensee conceives, reduces to practice, creates, develops, makes, or acquires any Improvements (“Licensee Improvements”), Licensee will promptly disclose all Licensee Improvements to Licensor in writing in a format requested by Licensor. Licensor shall own all right, title and interest in and to Licensee Improvements, and Licensee hereby irrevocably and unconditionally assigns, transfers, and conveys to Licensee all of Licensor’s right, title, and interest in and to Licensee Improvements. If any Licensee Improvement or Intellectual Property Rights therein, including moral rights, cannot (as a matter of law) be assigned to Licensor, then (a) Licensee unconditionally and irrevocably waives the enforcement of such rights against Licensor, and (b) to the extent Licensee cannot (as a matter of law) make such waiver, Licensee unconditionally grants to Licensor an exclusive, perpetual, irrevocable, worldwide, fully-paid and royalty-free license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights to fully utilize Licensee Improvements without any restriction. In order to comply with the requirements in this Section 6.1, Licensee will ensure that all of its employees and contractors have signed proprietary information and inventions agreement substantially similar to and no less protective of the rights of Licensee than those provided in Exhibit D attached hereto.

6.2 Assistance. Licensee will assist, and require its employees and contractors to assist, Licensor in perfecting and enforcing Licensor’s rights in Licensee Improvements. Licensor will reimburse Licensee for reasonable costs incurred in assisting Licensor with this Section. To that end, Licensee will, and require its employees and contractors to, execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as Licensor may reasonably request in connection with applying for, obtaining, perfecting, evidencing, sustaining and enforcing the Intellectual Property Rights in Licensee Improvements. In addition, Licensee will, and will require its employees and contractors to, execute, verify and deliver assignments of Licensee Improvements and Intellectual Property Rights therein to Licensor. In the event Licensee is unable for any reason, after reasonable effort, to secure Licensee’s signature on any document needed in connection with the actions specified in this Section, Licensee hereby irrevocably designates and appoints Licensor and its duly authorized officers and agents as Licensee’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on Licensee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by Licensee.

7. CHALLENGING LICENSED PATENTS. Licensee acknowledges that all Licensed Patents are valid, enforceable and owned exclusively by Licensor or its licensors. Licensee agrees not to challenge or assist any third party in challenging the validity, enforceability or exclusive ownership by Licensor of any Licensed Patent. To the extent Licensee challenges or assists any third party in challenging the validity, enforceability or exclusive ownership by Licensor of any Licensed Patent, Licensor may terminate this Agreement effective immediately upon notice to Licensee. Notwithstanding the foregoing, if Licensee elects to challenge or assist ay third party in challenging the validity, enforceability or exclusive ownership by Licensor of any Licensed Patent, Licensee must provide Licensor with all evidence Licensee or the third party intends to rely upon in challenging the validity, enforceability or exclusive ownership by Licensor of any Licensed Patent at least ninety (90) days prior to initiating any such challenge in any court or arbitration proceeding. If requested by Licensor, Licensee must submit such challenge to arbitration to be held in Denver, Colorado under the rules of the American Arbitration Association. If Licensor prevails in any action or proceeding initiated by Licensee or a third party with the assistance of Licensee to challenge the validity, enforceability or exclusive ownership by Licensor of any Licensed Patent: Licensor will receive a full reimbursement of all fees (including attorneys’ fees) and expenses incurred by Licensor in defending any such challenge. Without liming the foregoing, Licensee acknowledges and agrees that this Section 7 is further subject to the corresponding terms and conditions set forth in the Cross-License Agreement and as such, Licensee is also subject to the rights and remedies of Butamax under the Cross-License Agreement in the event Licensee breaches this Section 7.

8. REPRESENTATIONS AND WARRANTIES.

8.1 Power and Authority. Each Party represents and warrants that it has full right, power, and authority to enter into this Agreement, to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreements of such Party or any judgment, order, or decree by which such Party is bound.

8.2 Representations and Warranties by Licensor. The relevant terms of the Cross-License Agreement have been incorporated into this Agreement as required to enable Licensee to comply with such agreement. Licensor represents and warrants that it has full right, power and authority to license the Licensed Patents and Licensed Know-How to Licensee as described in Section 2.1 and that it has not granted any security interest, option, lien, or encumbrance of any nature with respect to any Licensed Patent or Licensed Know-How which would conflict with the license granted to Licensee under this Agreement.

8.3 Representations and Warranties by Licensee. Licensee represents and warrants it has the necessary skills, resources, experience, and ability to perform the activities contemplated hereunder in a professional, timely, and competent manner in accordance with the generally applicable industry standards and all applicable Laws, and that it will do so.

8.4 General Disclaimers. THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 8.1 AND 8.2 ARE THE ONLY WARRANTIES MADE BY LICENSOR IN CONNECTION WITH THIS AGREEMENT AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, LICENSOR, ON BEHALF OF ITSELF, ITS AFFILIATES AND LICENSORS, EXPRESSLY DISCLAIMS AND EXCLUDES, AND LICENSEE HEREBY WAIVES, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, WITH RESPECT TO THE LICENSED PATENTS, LICENSED KNOW HOW, GEVO SEPARATION TECHNOLOGY, OR ANY OTHER SOLIDS SEPARATION TECHNOLOGY, OR THIS AGREEMENT, INCLUDING ANY REPRESENTATIONS OR WARRANTIES OF GUARANTEED PERFORMANCE OF ANY TECHNOLOGY OR ANY INVENTION COVERED BY A CLAIM OF ANY PATENT OR PATENT APPLICATION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. Notwithstanding anything that may be to the contrary, nothing contained in this Agreement shall be construed as:

(a) A warranty or representation by Licensor or its licensors as to the validity, enforceability, scope, or patentability of Licensed Patents or any obligation to defend any claim related to the validity, enforceability, scope, or patentability of Licensed Patents;

(b) A warranty or representation by Licensor, its Affiliates or licensors that the Licensed Patents cover any particular jurisdiction;

(c) A warranty or representation by Licensor, its Affiliates or licensors that anything made, used or sold or otherwise disposed of under any license or right granted in the Agreement is or will be free from infringement, misappropriation or other violation of patents or other intellectual property rights of any third party;

(d) An obligation to bring or prosecute actions or suits against any third party for infringement, misappropriation or other violation of any patent or other intellectual property right of any third party;

(e) Granting by implication, estoppel or otherwise any license or right other than those which are expressly stated herein, or granting of any license or right to any biological materials, or trademarks or service marks owned or licensed by a Licensor;

(f) A requirement that Licensor, its Affiliates or licensors (i) disclose know-how, trade secrets or technical information (except for the provision of the Licensed Know How as specifically provided herein) or (ii) provide any technical assistance other than as provided in the JDA; or

(g) An obligation that Licensor, its Affiliates or licensors file or prosecute any patent application, secure any patent, or maintain any patent application.

9. INDEMNITY. Licensee will defend, indemnify, and hold Licensor harmless from and against any and all claims, losses, liabilities, damages, costs, and expenses (including attorneys’ fees, expert witness fees, and court costs) directly or indirectly arising from or relating to this Agreement, or any activities of Licensee concerning the Licensed Products or Gevo Biocatalysts, including, but not limited to, (a) Licensee’s breach of this Agreement, (b) Licensee’s violation of any applicable Laws, or otherwise engaging in unethical business practices, in the course of manufacturing, the Licensed Products, (c) Licensee engaging in activities with respect to the Licensed Products which damage, tarnish, or prejudice the reputation of Licensor or Butamax, in Licensor’s sole discretion, (d) Licensee’s failure to implement or comply with security procedures to protect the Confidential Information included in Licensed Know-How, Licensed Patents, or Gevo Biocatalysts, or (e) Licensee’s use, storage or disposal of Gevo Biocatalysts and the Licensed Product. Licensor will notify Licensee promptly of any claim for which Licensor believes it is entitled to indemnification under this Section and which Licensor desires Licensee to defend. However, Licensor’s failure to provide such notice or delay in providing such notice will relieve Licensee of its obligations under this Section only if and to the extent that such delay or failure materially prejudices Licensee’s ability to defend such claim. Licensor will have the right to participate in the defense of such claim with its own counsel and at its own expense. Licensor will cooperate with Licensee, at Licensee’s reasonable request and at Licensee’s reasonable expense, in the defense of such claim. No settlement of a claim will be binding on Licensor without Licensor’s prior written consent. Licensor will defend, indemnify, and hold Licensee harmless from and against any and all claims, losses, liabilities, damages, costs, and expenses (including attorneys’ fees, expert witness fees, and court costs) directly or indirectly arising from or relating to Licensor granting the licenses under this Agreement.

10. LIMITATION OF LIABILITY. IN NO EVENT WILL LICENSOR OR ITS LICENSORS BE LIABLE TO LICENSEE OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES, INCLUDING ANY LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT OR THE LICENSED PATENTS, LICENSED KNOW-HOW, OR GEVO BIOCATALYSTS. LICENSOR’S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT, THE LICENSED PATENTS, AND THE LICENSED KNOW-HOW, WHETHER IN CONTRACT OR TORT OR OTHERWISE, WILL NOT EXCEED [ *** ].	*

* Confidential Treatment Requested

11. TERM AND TERMINATION.

11.1 Term. The term of this Agreement will begin on the Effective Date and continue in effect for two years from the Effective Date unless terminated earlier pursuant to Section 11.2 or 11.3 (the “Term”) and may be renewed for additional one year terms with the mutual agreement of both Parties.

11.2 Termination by Licensor. Licensor may immediately terminate this Agreement by giving a written notice of termination to Licensee if any of the following events occurs:

(a) Licensee breaches any provision of this Agreement that is curable (other than payment) and fails to cure such breach to the satisfaction of Licensor within thirty (30) days after written notice thereof from Licensor;

(b) Licensee breaches any provision of this Agreement that is not curable;

(c) Licensee attempts to assign any right or delegate any duty under this Agreement in violation of Section 15.6;

(d) Section Not Used;

(e) Licensee, directly or indirectly, challenges or assists any third party in challenging the validity or enforceability of any Licensed Patent as provided in Section 7;

(f) Licensee violates any applicable laws or regulations, or otherwise engages in unethical business practices, in the course of manufacturing, offering for sale, selling, or providing the Licensed Products;

(g) Licensee engages in activities with respect to the Licensed Products which damage, tarnish, or prejudice the reputation of Licensor or Licensor’s industry, in Licensor’s sole discretion; or

(h) Licensee becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, or comparable proceeding or if any such proceeding is instituted against Licensee and not dismissed within sixty (60) days.

11.3 Termination by Licensee. Licensee may immediately terminate this Agreement by giving a written notice of termination to Licensor if Licensor breaches any material provision of the Agreement and fails to cure such breach to the satisfaction of Licensee within thirty (30) days after written notice thereof from Licensee. Licensee may immediately terminate this Agreement by giving a written notice of termination to Licensor if Licensor becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, or comparable proceeding or if any such proceeding is instituted against Licensor and not dismissed within sixty (60) days.

11.4 Effect of Termination. Upon termination or expiration of this Agreement: (a) all licenses granted by Licensor to Licensee under this Agreement will be immediately terminated and revoked; (b) Licensee will cease to manufacture, offer for sale, sell or provide the Licensed Products; (c) comply with Section 12.4 with respect to any Confidential Information of Licensor (including, without limitation, returning to Licensor all Gevo Biocatalysts and any other materials provided by or on behalf of Licensor or its licensors to Licensee hereunder); (d) and (e) all outstanding payments will become immediately due.

11.5 Survival. Upon termination or expiration of this Agreement, Sections 1, 2.2, 2.5, 4.7, 4.10, 6, 7, 8.4, 9, 10, 11, 12, 13, 14 and 15, and any payment accrued prior to such termination or expiration will survive.

12. CONFIDENTIALITY.

12.1 Confidential Information. During the term of this Agreement, each Party (the “Receiving Party”) may be provided with, have access to, or otherwise learn confidential and/or proprietary information of the other Party or their respective third party licensors (the “Disclosing Party”) (including certain information and materials concerning the Disclosing Party’s (or its respective third party licensor’s) business, plans, customers, technology, and products) that is of substantial value to the Disclosing Party (or its respective third party licensor), and which is identified as confidential at the time of disclosure or which should reasonably be considered, under the circumstances of its disclosure, to be confidential to the Disclosing Party (“Confidential Information”). All Licensed Know-How disclosed or provided by or on behalf of Licensor to Licensee shall be considered “Confidential Information” of Licensor, whether or not they were identified as confidential at the time of disclosure.

12.2 Confidentiality Obligations. As between the Parties, all Confidential Information remains the property of the Disclosing Party. The Receiving Party may disclose the Confidential Information of the Disclosing Party only to its employees and contractors who need to know the Confidential Information for purposes of performing under this Agreement and who are bound by the Receiving Party’s standard employee or contractor (as applicable) confidentiality agreements. The Receiving Party will not use the Confidential Information without the Disclosing Party’s prior written consent except in performance under this Agreement. The Receiving Party will take measures to maintain the confidentiality of the Confidential Information equivalent to those measures the Receiving Party uses to maintain the confidentiality of its own confidential information of like importance but in no event less than reasonable measures. The Receiving Party will give immediate notice to the Disclosing Party of any unauthorized use or disclosure of the Confidential Information that comes to the attention of the Receiving Party’s senior management and agrees to assist the Disclosing Party in remedying such unauthorized use or disclosure.

12.3 Exceptions. The confidentiality obligations do not extend to Confidential Information which: (a) is or becomes part of the public domain without the fault of the Receiving Party; (b) is rightfully obtained by the Receiving Party from a third party with the right to transfer such information without obligation of confidentiality; (c) is independently developed by the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information, as evidenced by written records; or (d) was lawfully in the possession of the Receiving Party at the time of disclosure, without restriction on disclosure, as evidenced by written records. In addition, the Receiving Party may disclose Confidential Information of the Disclosing Party as may be required by law, a court order, or a governmental agency with jurisdiction, provided that before making such a disclosure the Receiving Party first notifies the Disclosing Party promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

12.4 Return of Confidential Information. Upon termination or expiration of this Agreement, the Receiving Party will return to the Disclosing Party or destroy all tangible copies of Confidential Information of the Disclosing Party, which the Receiving Party no longer has the right to use, in the Receiving Party’s possession or control and will erase from its computer systems all electronic copies thereof.

12.5 Confidentiality of the Agreement. The terms and conditions of this Agreement constitute the Confidential information of both Parties. Neither Party will disclose any terms or conditions of this Agreement to any third party, without the prior written consent of the other Party, except: (i) as required by law; (ii) to its attorneys, accountants, and other professional advisors under a duty of confidentiality; or (iii) by Licensor, to a third party under a duty of confidentiality in connection with financing, investment or a proposed merger or a proposed sale of all or part of Licensor’s business related to this Agreement.

12.6 Survival of Obligations. Subject to Section 12.3, the Receiving Party’s obligation under this Section with respect to any technical Confidential Information disclosed by the Disclosing Party shall survive any termination or expiration of this Agreement for [ *** ] years thereafter, and for any other information Confidential Information shall remain for [ *** ] years after disclosure; provided, that Licensee’s obligation under this Section with respect to any Confidential Information pertaining or related to the Cross-License Agreement, the Licensed Butamax Patents or the Licensed Know-How, shall survive any termination or expiration of this Agreement in perpetuity.

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13. GEVO BIOCATALYSTS.

13.1 Gevo Biocatalysts. From time to time during the Term, Licensor or its suppliers may provide to Licensee certain Biocatalysts of Licensor further described in Exhibit B which may be useful for Licensee to manufacture the Licensed Products (the “Gevo Biocatalysts”). Gevo Biocatalysts will only be used by Licensee at the Facility in manufacturing the Licensed Products as expressly permitted under this Agreement and pursuant to any instructions on handling or using the Gevo Biocatalysts provided by or on behalf of Licensor. Licensee will maintain proper controls governing the protection, use and disposal of Gevo Biocatalysts at all times, and agrees not to transfer Gevo Biocatalysts to any person. Licensee agrees to comply with all laws, rules and regulations applicable to handling or use of Gevo Biocatalysts and the Licensor shall provide all required information needed by the Licensee to comply with all applicable laws, rules and regulations. Licensor will retain ownership of such Gevo Biocatalysts at all times and Gevo Biocatalysts and any information contained or embodied in, represented by or provided in connection with Gevo Biocatalysts will be considered Confidential Information of Licensor and will be protected pursuant to Section 12. [ *** ] Licensee will not be entitled to receive or use any Biocatalysts of Butamax hereunder and hereby represents, warrants and covenants to Licensor that Licensee will not obtain, receive or use any Biocatalysts of Butamax. The term “Gevo Biocatalysts” specifically excludes Biocatalysts of Butamax.

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13.2 Forecasts; Orders. Section reserved

13.3 Disclaimer. [ *** ] GEVO BIOCATALYSTS ARE BEING SUPPLIED TO LICENSEE “AS IS” WITH THE UNDERSTANDING THAT THEY ARE PROVIDED WITH NO, AND LICENSOR (ON BEHALF OF ITSELF AND ITS SUPPLIERS AND LICENSORS) HEREBY DISCLAIMS ANY AND ALL, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD-PARTY RIGHTS.

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* Confidential Treatment Requested

13.4 Assumption of Risk. Licensee shall bear all risk to itself and/or any others resulting from any use, directly or indirectly, to which it puts Gevo Biocatalysts or any other material that could not have been made but for Gevo Biocatalysts. Licensee agrees that Licensor and its directors, officers, employees, suppliers, licensors and agents will have no liability arising from any use, storage, or disposal of Gevo Biocatalysts by Licensee. Delivery of any order hereunder shall be deemed to occur upon Licensor making the Gevo Biocatalysts available to the carrier or freight forwarder selected by Licensor (or if none is selected by Licensor, then the carrier or freight forwarder selected by Licensee). The risk of loss of all Gevo Biocatalysts provided hereunder shall pass to Licensee upon such delivery, and the risks of loss, damage or delay in transit shall be solely the responsibility and risk of Licensee. All claims for loss, damage or destruction will be made by Licensee to the carrier.

14. PROSECUTION AND ENFORCEMENT.

14.1 Prosecution. Licensor will have sole control over, but, as between the Parties, no obligations to Licensee with respect to, the filing, prosecution, and maintenance (collectively “Prosecution”) of all Licensed Patents. Unless requested by Licensor, Licensee will not have any right to participate in the Prosecution of any Licensed Patents.

14.2 Enforcement. Licensee will promptly notify Licensor upon becoming aware of any known or suspected infringement or misappropriation of any Licensed Patent or Licensed Know-How. Such notice will include the identity of the third party or parties known or suspected to have infringed or misappropriated the Licensed Patent or Licensed Know-How and any available information that is relevant to such infringement or misappropriation. Licensor will have sole control over enforcement and defense of all Licensed Patent or Licensed Know-How. If Licensor asserts or files any claim (including counterclaims), suit, or action against any third party based upon alleged infringement or misappropriation of any Licensed Patent or Licensed Know-How, Licensee will cooperate with Licensor, at Licensor’s request and expense, in litigating or settling such claim. Licensor will be entitled to all damages awarded as a result of or agreed to in a monetary settlement of any claim.

15. GENERAL.

15.1 Notice. Any notice, approval, authorization, consent, or other communication required or permitted to be delivered to either Party under this Agreement must be in writing and will be deemed properly delivered, given, and received (a) when delivered by hand, or (b) two (2) business days after delivered by courier or express delivery service or by facsimile to (i) the address or facsimile number of Licensor set forth below or (ii) the address or facsimile number of Licensee listed on the first page of this Agreement, or with respect to each Party, to such other address or facsimile number as such Party may have specified in a written notice to the other Party.

15.2 Governing Law. This Agreement and the rights and obligations of the Parties hereunder (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest) shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

15.3 Dispute Resolution. The Parties recognize that bona fide disputes may arise from time to time that may relate to or arise from the Parties’ rights or obligations under this Agreement, including the breach, termination or validity thereof. The Parties shall use all reasonable efforts to resolve such disputes in an amicable manner and shall resolve such disputes in accordance with this Section 15.3 except for as provided in Section 7 and for actions seeking specific performance which will be governed by Section 15.4.

(a) Escalation. If the Parties are unable to resolve any such dispute within thirty (30) days after consultation between responsible counsel of the Parties, a Party may, by written notice to the other Party, have such dispute referred to the respective nominees of the Parties, who shall be senior executives with the authority to resolve such disputes. Such nominees shall attempt to resolve the referred dispute by good faith negotiations within thirty (30) days after such notice is received.

(b) Mediation. If the designated nominees are not able to resolve such dispute within such thirty (30) day period under Section 15.3(a), the Parties shall attempt in good faith to resolve such dispute promptly by confidential mediation process under the then-current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure within thirty (30) days after the mediation begins.

(c) Arbitration. If, after such good faith participation in such mediation process set forth in Section 15.3(b), the Parties cannot resolve such dispute, such dispute shall be finally resolved by binding arbitration in accordance with the CPR Rules for Administered Arbitration by three arbitrators, of whom each of Licensor and Licensee shall designate one, with the third arbitrator to be designated by the two Party-appointed arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York.

(i) Unless the arbitrators find good reason to proceed on a different schedule: (A) an initial pre-hearing conference for the planning and scheduling of the proceeding will be held within thirty (30) days from the date that the third arbitrator is appointed, (B) all discovery shall be completed within seven (7) months of such initial pre-hearing conference, and (C) a maximum of two (2) sessions for the presentation of evidence that will total no more than ten (10) hearing days shall be concluded within nine (9) months from the date that the third arbitrator is appointed.

(ii) The arbitrators shall require that, unless otherwise agreed to by the Parties, a transcript of the hearing shall be maintained and shall be considered Confidential Information. The arbitrators shall conduct the arbitration in accordance with the requirements of the CPR Arbitration Appeal Procedure.

(iii) A Party may file an appeal only under the CPR Arbitration Appeal Procedure from any final award of an arbitral panel in any arbitration arising out of or related to this Agreement. Unless otherwise agreed by the Parties and the appeal tribunal, the appeal shall be conducted at the place of the original arbitration.

(iv) In the event that a dispute is submitted to arbitration under this Section 15.3 concerning whether a Gevo Biocatalyst, Biobutanol, or other product, process or method (collectively, the

“Accused Arbitrable Product”) is covered by one or more claims of a Licensed Patent, or whether a royalty is due for such Accused Arbitrable Product, then Licensee hereby expressly acknowledges and agrees that Licensee’s claiming or contending that (i) such Accused Arbitrable Product is not covered by a Licensed Patent (as applicable), (ii) there is no royalty due for sales of such Accused Arbitrable Product, or (iii) the technology practiced by Licensee is within the scope of the Licensor Separation Technology, shall have the burden to prove its position to the arbitrators by a clear and convincing evidence standard.

(d) Costs. Unless the arbitrators decide otherwise, the Parties shall share equally the costs or fees associated with retaining any arbitrators or mediators pursuant to this Section 15.3, and the Parties shall otherwise bear their own costs and attorneys’ fees (except as otherwise provided in this Agreement).

15.4 Actions for Specific Performance. Solely with respect to actions for specific performance, the Parties agree as follows:

(a) Equitable Relief. Each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at Law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction, specific performance and other equitable relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement of posting any bond or other indemnity, in addition to any other remedy to which it may be entitled, at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.

(b) Forum; Consent to Jurisdiction. Except as provided in Sections 7 and 15.3, any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the U.S. District Court for the District of Delaware located in the County of New Castle, State of Delaware. Each Party to this Agreement:

(i) Expressly and irrevocably consents and submits to the personal jurisdiction of the U.S. District Court for the District of Delaware located in the County of New Castle, State of Delaware (and of the appropriate appellate court), in connection with any legal proceeding;

(ii) Agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court;

(iii) Agrees that it will not bring any action relating to this Agreement in any court other than the U.S. District Court for the District of Delaware;

(iv) Agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth on the first page of this Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(v) Agrees that each federal court located in the County of New Castle, State of Delaware, shall be deemed to be a convenient forum; and

(vi) Agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner.

15.5 Waiver of Jury Trial. Each of the Parties hereto hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising hereunder. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each Party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in its related future dealings. Each Party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 15.5 and executed by each of the Parties hereto), and this waiver shall apply to any subsequent amendments, renewals, supplements or modifications hereto or to any other documents or agreements relating to the sub-license made hereunder. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.6 Assignment. Licensee may not assign or transfer any of its rights under this Agreement or delegate any of its obligations or duties under this Agreement, whether by operation of law or otherwise, without the prior written consent of Licensor. For purposes of this Section, any Change in Control involving Licensee will be deemed to be an assignment of this Agreement. Licensor may assign or transfer this Agreement or any of its rights under this Agreement or delegate any of its obligations or duties under this Agreement without the prior written consent of Licensee for any reason whatsoever in its sole and absolute discretion, including, without limitation, to Butamax pursuant to the Cross-License Agreement. Any attempted assignment or delegation of any rights or obligations under this Agreement in violation of the foregoing will be null and void. This Agreement will be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

15.7 Record Keeping & Audit. At any time during the Term, Licensor may at its expense cause an auditor to, conduct, at Licensor’s expense and upon reasonable advance notice, audits of the relevant books, records, and other documents of Licensee in order to verify and determine whether Licensee is in compliance with all of its restrictions, duties and obligations under this Agreement, including compliance with the scope and restrictions of any license or sublicense granted herein and any payment obligations. Licensee shall provide, at its expense, reasonable assistance necessary to enable the auditor to conduct each such audit. If Licensee is found not to be in compliance with this Agreement in any material respect, then Licensee will pay all costs and expenses incurred by Licensor, and will defend, indemnify and reimburse Licensor for any damages, costs or expenses based on or related to claims by third parties, including, without limitation, by Butamax, associated with such audit (including the fees and expenses of the auditor). Without limiting the generality of the foregoing, Licensor acknowledges and agrees to the following:

(a) For five (5) years following the end of the calendar year to which they pertain (whether during or after the term of this Agreement) (except that such period shall be limited to three (3) years with respect to documents pertaining to [ *** ]) Licensee shall: (i) keep full, true, and accurate books, records, Biocatalyst vial lot samples, and supporting data containing all particulars that may be necessary for purposes of verifying (A) (1) that Licensee does not use Butamax’s proprietary [ *** ] or modified variants of such enzymes covered by a claim of a Butamax Patent, or Butamax’s Biocatalysts (as identified by genetic markers), and (2) that Licensee does not use Butamax Separation Technology covered by a claim of a Butamax Patent (other than Gevo Separation Technology) or Solids Separation Technology, and (B) compliance with field restrictions and other obligations under this Agreement by Licensee, and (ii) make such books, records, [ *** ], and supporting data available at all reasonable times during normal business hours upon reasonable advance notice and without disruption of plant operations (except to the extent necessary for testing purposes required under this Section 15.5, for audit by independent auditors of Licensor or its licensors. In addition, with respect to any audit for purposes of determining whether the Facility uses Solids Separation Technology, Licensee shall provide, at all

* * *

* Confidential Treatment Requested

reasonable times during normal business hours upon reasonable advance notice, independent auditors of Licensor or its licensors with full access to such plant, including for purposes of viewing, assessing, analyzing, testing, monitoring and reviewing all or any part of the plant, plant operations and equipment, and including conducting tests of sufficient duration to measure the requisite DE at intervals determined by the auditors.

(b) Licensor or its licensee shall cause its independent auditors that conduct any audit to be bound to hold all information (including information that can be obtained from analyzing, or otherwise relates to, samples of Biocatalysts) provided by Licensee in confidence and not to disclose to any third party or provide any third party with access to any such information except as necessary to communicate to Licensor or its licensor any non-compliance or any unauthorized uses of Butamax’s proprietary [ *** ] enzymes or proprietary Biocatalysts, or Butamax Separation Technology or Solids Separation Technology. Licensee shall provide reasonable assistance and cooperation in any audit performed by Licensor’s and its licensor’s independent auditors. All costs of any audit performed by Licensor’s independent auditors shall be borne by Licensor; provided that if an error is discovered, then Licensor shall be entitled to perform up to two (2) audits for the immediately following calendar year, and all costs of any audit performed by Licensor’s independent auditors for the audit that uncovered the error as well as any audits performed by Licensor’s independent auditors for the immediately following calendar year shall be borne by Licensee.

*

15.8 Waiver. All waivers must be in writing and signed by an authorized representative of the Party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

15.9 Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

15.10 Third Party Beneficiary. Licensee acknowledges and agrees that Butamax shall be an intended third party beneficiary under this Agreement and Butamax have the right to enforce this Agreement against Licensee directly.

15.11 Independent Contractors. Except as expressly set forth herein under Section 3, this Agreement is not intended to establish any partnership, joint venture, agency, or other relationship between the Parties except that of independent contractors.

15.12 Non-Exclusive Relationship. The relationship established by this Agreement is non-exclusive. Nothing in this Agreement shall prohibit or restrict Licensor from licensing the Licensed Patents or Licensed Know-How to any third party or from developing, using, selling, distributing, providing, licensing or marketing products or services competitive with the Licensed Products.

15.13 Construction. The section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be used against Licensor in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” All references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

* Confidential Treatment Requested

15.14 Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

15.15 Entire Agreement. This Agreement, along with the Exhibits hereto, sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof; provided, that the nondisclosure agreement by and between the Parties dated as of [                    ] shall continue to govern any confidential information disclosed by the Parties under that agreement prior to the Effective Date of this Agreement. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of both Parties.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

LICENSOR:		LICENSEE:

GEVO, INC.		PRAJ INDUSTRIES LTD.

By:	/s/ Patrick R. Gruber	By:	/s/ Vasudeo Joshi
Name:	Patrick R. Gruber	Name:	Vasudeo Joshi
Title:	CEO	Title:	Associate Vice President

16

EXHIBIT A

DEFINITIONS

1.	DEFINITIONS. As used in this Agreement:

1.1 “Affiliate” of a Party means any person or entity that controls, is controlled by, or is under common control with such Party, but only as long as such control exists. “Control” for purposes of this definition shall mean ownership of fifty percent (50%) or more of the outstanding voting securities.

1.2 “Biobutanol” means isobutanol used or produced using a Biocatalyst, method, process or invention that embodies, uses, or is covered by, any claim of any of: (a) the Butamax Licensed Patents in any jurisdiction or (b) Gevo Licensed Patents in any jurisdiction, regardless of in which jurisdiction such isobutanol is used, produced, sold or otherwise transferred.

1.3 “Biocatalysts” means recombinant yeast that has been engineered to produce Biobutanol.

1.4 “Butamax” is defined in the recitals to this Agreement.

1.5 “Butamax Separation Technology” means a process used, developed or acquired by Butamax for recovery of Biobutanol [ *** ].	*

1.6 “Solids Separation Technology” shall mean [ *** ].	*

1.7 “Change in Control” of Licensee means: (a) any consolidation or merger of Licensee with or into any other entity in which the holders of Licensee’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer, or assignment of securities of Licensee representing a majority of the voting power of all of Licensee’s outstanding voting securities to an acquiring party or “group” (as defined under the Securities Exchange Act of 1934, as amended); (c) the sale of all or substantially all of Licensee’s business or assets; or (d) any series of related transactions that would fall within clause (a), (b), or (c) above, if viewed as a single transaction.

1.8 “Cross-License Agreement” is defined in the recitals to this Agreement.

1.9 Section Not Used.

1.10 “Facility” means Licensee’s research and development facility at the location described in Exhibit B.

* Confidential Treatment Requested

1.11 “Feedstock” means sugarcane juice, sugarcane syrup, sugarcane molasses, sugar beet juice, sugar beet syrup, sugar beet molasses, cellulosic sugars, cassava, wheat, sorghum, and rice. “Feedstock” specifically excludes corn and corn products.

1.12 “gallon(s)” shall have the meaning as a U.S. capacity measure (for liquid) equal to 4 quarts or 3.785 liters.

1.13 “Gevo Biocatalysts” is defined in Section 13.1.

1.14 “Improvement” means any improvement, modification, derivative work, or variation of any invention, method, system, or technology described or claimed in any Licensed Patent or included in any Licensed Know-How.

1.15 “Intellectual Property Rights” means (a) all rights associated with works of authorship, including exclusive exploitation rights, copyrights, and moral rights; (b) trade secret rights; (c) patents and industrial property rights; and (d) other proprietary rights of every kind and nature.

1.16 “Law(s)” shall mean any laws, constitutions, statutes, rules, regulations, directives, ordinances, codes, orders, rulings, binding agency or court interpretations or principles of common law, or other action of any governmental authority in any jurisdiction in the world, whether in force as of the Effective Date or enacted during the Term of this Agreement.

1.17 Section Not Used.

1.18 “Licensed Know-How” means any proprietary information, know-how, or trade secret, including any tangible embodiment thereof such as any manual, report, file, documentation, drawing, specification, and other work of authorship, including any based on Licensee Improvement, owned or controlled by Licensor on or after the Effective Date and disclosed or delivered by Licensor to Licensee that are necessary or useful in practicing the Licensed Patents to manufacture isobutanol, including those listed in Exhibit B.

1.19 “Licensed Butamax Patents” is defined in the recitals to this Agreement. For reference purposes, a list of patents and applications owned or licensed (and sublicensable) by Butamax is attached as Schedule 2 to Exhibit B, which patents and applications are included in the Licensed Butamax Patents unless otherwise provided in the Cross-License Agreement.

1.20 “Licensed Gevo Patents” means (a) the patents and patent applications listed in Schedule 1 to Exhibit B; (b) any and all patents issuing or claiming priority from any of the patents and patent applications listed in Schedule 1 to Exhibit B including continuations, continuations-in-part, divisionals, reexaminations, reissues, substitutions, and extensions thereof, and foreign counterparts of the patents and patent applications listed in Schedule 1 to Exhibit B whether or not such patent applications or patents exist as of the Effective Date; and (c) any patents or patent applications based on Licensee Improvements.

1.21 “Licensed Patents” means, collectively, (a) the Licensed Gevo Patents and (b) the Licensed Butamax Patents.

1.22 “Licensed Product” means Biobutanol, the use, manufacture, sale, offer for sale, or importation of which would infringe one or more Valid Claims of a Licensed Patent, but for the license granted in Section 2, or is manufactured using any Licensed Know-How.

1.23 “Licensee Improvement” is defined in Section 6.1.

2

1.24 “Gevo Separation Technology” shall mean a process used, developed or acquired by Licensor for recovery of Biobutanol [ *** ].	*

1.25 “Other Solids Separation Technology” shall mean technologies for removal of suspended solids from feedstock slurry prior to fermentation other than Solids Separation Technology. For purposes of clarity, the term “Other Solids Separation Technology”, as used herein, specifically excludes Solids Separation Technology.

1.26 “Party” means Licensor or Licensee, as the context requires, and “Parties” means both Licensor and Licensee.

1.27 Section Not Used.

1.28 Section Not Used.

1.29 “Term” is defined in Section 10.1.

1.30 “Valid Claim” means a claim of an issued or granted patent in any country that has not expired or lapsed, been abandoned or cancelled, or held or declared invalid or unenforceable or a claim of a pending patent application in any country.

3

* Confidential Treatment Requested

EXHIBIT B

LICENSED PATENTS:

•	Licensed Gevo Patents: See Schedule 1 to this Exhibit B, attached hereto.

•	Licensed Butamax Patents: See Schedule 2 to this Exhibit B, attached hereto.

LICENSED KNOW-HOW:

•	Know-how for the production of isobutanol from renewable resources and the engineering, configuration and operation of facilities to do so.

FACILITY:

Praj Matrix –R & D Centre

GAT NO. 1098, 402 & 403, URAWADE, TAL. MULSHI, DIST. PUNE 412115, MAHARASHTRA, INDIA 40

GEVO BIOCATALYSTS:

•	RECOMBINANT YEAST THAT HAS BEEN ENGINEERED TO PRODUCE BIOBUTANOL

SCHEDULE 1 TO EXHIBIT B

LICENSED GEVO PATENTS

[ *** ]	*

* Confidential Treatment Requested

SCHEDULE 2 TO EXHIBIT B

LICENSED BUTAMAX PATENTS

[ *** ]	*

* Confidential Treatment Requested

EXHIBIT C

ADDITIONAL TERMS & CONDITIONS

1. Licensee shall comply with all applicable Laws in connection with the exercise of the licenses and rights granted under the Agreement;

2. Licensee shall comply with the protection protocols set forth below in this Exhibit C for all Gevo Biocatalysts;

3. Licensee shall not make, have made, use, offer to sell, sell, distribute or transfer, import or export Biocatalysts under any sublicense other than for purposes of making Biobutanol for distribution by, for or at the direction of Licensor within the Territory as expressly provided herein;

4. Licensee shall not reverse engineer or otherwise analyze any Biocatalysts of Butamax or Gevo (including determining genetic or other information of any such Biocatalysts);

5. Licensee shall not use any Butamax Separation Technology covered by claims of the Licensed Butamax Patents (except for Gevo Separation Technology);

6. Licensee shall not otherwise engage in any activities covered by a claim of the Licensed Butamax Patents except as expressly permitted in Section 2 of the Agreement; and

7. The relevant terms of the Cross-License Agreement have been incorporated into this Agreement as required to enable Licensee to comply with such agreement. Licensee acknowledges and agrees that it is bound by and must comply with the Cross-License Agreement terms.

8. PROTECTION PROTOCOLS FOR GEVO BIOCATALYSTS:

8.1	No third party shall have access to the Facility or any other facility of Licensee such that the third party may access any live or reproducible Gevo Biocatalyst save and except any regulatory or any government authorities.

8.2	Licensee shall not reverse engineer or otherwise analyze any Gevo Biocatalyst (including determining genetic or other information of any such Biocatalysts), including without limitation, any Gevo Biocatalyst of Butamax.

8.3	Licensee may not provide live or reproducible Gevo Biocatalysts to any other third party.

8.4	Licensee may only allow access to Gevo Biocatalysts by its authorized and trained employees who are bound by obligations consistent with obligations set forth in this Agreement.

8.5	Licensee shall store Gevo Biocatalysts in a locked facility that is accessible solely by its authorized and trained employees.

8.6	All vials of Gevo Biocatalysts shall be appropriately identified as “Property of Gevo, Inc.”

8.7	Each vial of any Gevo Biocatalysts shall be documented by a log specifying the number of vials used or removed, the name of each person removing such vials, the date of removal and reference batch/lot in which it is to be consumed.

8.8	During each process step, including the conclusion of every fermentation, Licensee, shall comply with the applicable protocols specified by Licensor, if any, for cell kill prior to allowing any waste or co-product release of Gevo Biocatalyst.

8.9	Licensee shall comply with the laboratory strain containment procedures specified by Licensor.

8.10	Licensee shall comply with the all Laws pertaining to use of Gevo Biocatalyst.

EXHIBIT D

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

I. EMPLOYEE NON-DISCLOSURE AGREEMENT

This Employee Non-Disclosure Agreement (the “Agreement”) is made and entered into as of the      Day of                      by and between PRAJ INDUSTRIES LIMITED, a limited company having its Registered Office at “Praj Tower” 274 & 275/2, Bhumkar Chowk-Hinjewadi Road, Hinjewadi, Pune: 411057 (the “Company”), and Ms/Mr.                                 (“Employee”) Age          Occupation Service.

NOW, THEREFORE, in consideration and as a condition of Employee’s employment or continued employment by the Company and the compensation paid therefore, the Employee agrees as follows:

1.	Recognition of Company’s Rights; Nondisclosure:

(A) At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below) except as such disclosure or use may be required in connection with my work for the Company, or unless the Chairman and Managing Director or Joint Managing Director or Member of Executive Board of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns, that I possess such Information in trust for the sole benefit of the Company and its assigns, and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, Designs, trade secret rights and all other rights throughout the world (collectively, “Proprietary Rights”) in connection therewith. I will promptly disclose to the Company any and all significant information coming into my possession during my employment, which information is relevant to the Company, its business or technology or which would upon disclosure constitute Proprietary Information.

(B) The term “Proprietary Information” shall mean trade secrets, confidential information or knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, trade secrets, ideas, processes, formulae, source and object codes, data, programs, software, systems, other works of authorship, know-how, techniques, improvements, discoveries, innovations, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, operations, budgets and non-public financial information, prices and costs, suppliers and customers.

I undertake and assure that I shall use the same degree of care to avoid any dissemination or publication of the Proprietary Information. I also undertake that I shall not take any copy, extract, abstract or record, computerised or otherwise prepare any details based on and in relation to the Confidential Information without express and written prior consent from the Company.

2.	Non-Compete and Other Activities:

I agree that during the period of my employment by the Company, I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, and for the period of my employment by the Company and for Three years after the date of termination of my employment by the Company for any reason, or my resignation or retirement I will not (i) engage in any employment (including the competitors, customers and prospective customers (with whom the company will be negotiating contracts at the time of my termination / retirement / resignation) of the company), consulting, business activity, partnership or ownership of a business (except for not more than five percent of the equity of a publicly held company), directly or indirectly, in competition with the Company; (ii) induce any employee of the Company to leave the employment of the Company; (iii) solicit the business of any client or customer of the Company (other than on behalf and for the benefit of the Company); or (iv) otherwise interfere with any business relationship of the Company. The term “in competition with” the Company shall mean any business activity which is the same or comparable to the business activities conducted by the Company or any business activity which has or may result in products or services the same or comparable to those developed or offered by the Company at any time during my employment.

3.	Trade Secrets Of Others:

Employee represents that his or her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence confidential or proprietary information, knowledge, or data acquired by Employee in confidence or in trust prior to his or her employment with the Company, and Employee will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. Employee agrees not to enter into any agreement either written or oral in conflict herewith. Employee agrees to indemnify and hold harmless the Company with respect to any claim or loss attributable to any violation by such Employee of any provision of this Section.

4.	Other Obligations:

Employee acknowledges that the Company from time to time may have agreements with other persons or with the Indian /foreign Government, Indian/ foreign firm, companies, Individuals etc or agencies thereof, that impose obligations or restrictions on the Company regarding Inventions made during the course of work thereunder or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

5.	No Improper Use of Materials:

During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

6.	Assignment of Inventions:

Employee hereby assigns and transfers to the Company his or her entire right, title and interest in and to all inventions, ideas, improvements, designs and discoveries (the “Inventions”), whether or not patentable and whether or not reduced to practice, made or conceived by Employee (whether made solely by Employee or jointly with others) during the period of his or her employment with the Company that (i) relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company or its subsidiaries, (ii) are developed in whole or in part on the Company’s time or using the Company’s equipment, supplies, facilities or Confidential Information, or (iii) result from or are suggested by any task assigned to Employee or any work performed by Employee for or on behalf of the Company or its subsidiaries.

7.	Legal and Equitable Remedies:

Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.	Maintenance of Records:

Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to, and in the case of Assignable Inventions remain the sole property of, the Company at all times.

9.	Return of Company Documents:

When I leave the employment of the Company, I will deliver to the Company any and all Stationary, floppy disk or any other storage media, drawings, notes, memoranda, specifications, devices, samples, models, formulae, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets stationary or other work areas, is subject to inspection by Company personnel at any time with or without notice.

10.	Modification:

This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by Employee and the Company. Employee agrees that any subsequent change or changes in his or her duties, salary or compensation shall not affect the validity or scope of this Agreement.

11.	Entire Agreement:

Employee acknowledges receipt of this Agreement, and agrees that, with respect to the subject matter thereof, it is his or her entire agreement with the Company, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof; provided, however, that this Agreement will not be deemed to release Employee from the provisions of any prior written agreement between Employee and the Company pursuant to which Employee entered into covenants not to compete with the Company, and secrecy agreements.

12.	Authority to Enter Agreement:

Employee warrants and represents that Employee has the continuing right, power and authority to enter into and perform this Agreement in accordance with its terms, without violating any other agreement, obligation or undertaking.

13.	Severability:

In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be severed from this Agreement and the entire Agreement shall not fail on account thereof, but shall otherwise remain in full force and effect.

14.	Succesors and Assigns:

This Agreement shall be binding upon Employee’s heirs, executors, administrators or other legal representatives and is for the benefit of the Company, its successors and assigns.

15.	Miscellaneous:

The term “Company” includes the Company and any affiliates. This Agreement shall inure to the benefit of the Company and any successors or assigns and constitutes the entire agreement of the Company and me with respect to its subject matter. For the purpose of this agreement, an affiliate means any undertaking which holds ten per cent of more of the equity in the Company or any undertaking in which the Company holds ten percent or more of the equity in the undertaking.

16.	Governing Law:

This Agreement shall be governed by the laws of India and both parties agree to submit to the exclusive jurisdiction of the courts of PUNE.

17.	Counterparts:

This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

The Employee has voluntarily entered into this agreement

This agreement contains serious legal obligations and the employee has read this agreement carefully and understood its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE	PRAJ INDUSTRIES LIMITED.

By:	By:
Name:	Name:
Address:	Title: